As filed with the Securities and Exchange Commission on November 16, 2005
Registration No. 333-[ ]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACE*COMM CORPORATION
(Exact name of registrant as specified in its governing instrument)

Maryland (State of Organization)	52-1283030 (I.R.S. Employer Identification Number)
704 Quince Orchard Road
Gaithersburg, MD 20878
(Address of principal executive offices)
Steven R. Delmar
Chief Financial Officer
ACE*COMM Corporation
704 Quince Orchard Road
Gaithersburg, MD 20878
Tel. (301) 721-3000
Fax (301) 721-3001

Copies to:
Steven Kaufman, Esq.
Hogan & Hartson L.L.P.
555 13th Street, N.W.
Washington, D.C. 20004
Tel. (202) 637-5736
Fax (202) 637-5910

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐ ___
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Class	Amount to be	Aggregate Price per	Aggregate Offering	Amount of
of Securities Being Registered	Registered (1)	Common Share (2)	Price (2)	Registration Fee (2)(3)
Common Stock, $0.01 par value per share	3,400,000	$2.72	$9,248,000	$1,088.49

(1)	Includes 2,400,000 shares of common stock issuable upon exercise of warrants. This registration statement also covers additional shares of common stock that may be issued or issuable upon exercise of the warrants by reason of adjustment mechanisms described therein, or by reason of future stock splits, stock dividend or similar transactions involving ACE*COMM common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.
(2)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $2.72 per share of common stock of ACE*COMM (the average of the high and low price per share of common stock of ACE*COMM as reported on the Nasdaq Stock Market on November 14, 2005).
(3)	Pursuant to Rule 457(p), the Company desires to have the aggregate total amount of this filing fee associated with the registration statement it filed on April 26, 2005, and withdrawn on October 14, 2005, offset against the total filing fee due for this registration statement.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is unlawful.
SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2005
PROSPECTUS
3,400,000 SHARES
ACE*COMM CORPORATION
COMMON STOCK
     The selling stockholders named in this prospectus may offer and sell up to 3,400,000 shares of ACE*COMM common stock, including shares issuable upon exercise of the outstanding warrants. ACE*COMM is registering the offered shares as required by the terms of agreements with the selling stockholders. The selling shareholders acquired 1,000,000 of these shares of ACE*COMM common stock in a private placement in March 2005, along with warrants to purchase, over a five-year term, an aggregate of 500,000 shares of ACE*COMM common stock. In November 2005, as part of a renegotiation of the March 2005 private placement, ACE*COMM issued new warrants to purchase, over a six-month period beginning on the date of this prospectus, an aggregate of 1,900,000 shares of ACE*COMM common stock. As part of the renegotiation, other warrants granted in the March 2005 private placement were canceled.
     The selling stockholders may offer and sell their shares, including shares issuable upon exercise of the outstanding warrants, from time to time on the Nasdaq Small-Cap Market or in private transactions at prevailing market prices or at privately negotiated prices. The registration of the offered shares does not necessarily mean that the shares will be offered or sold by the selling stockholders. ACE*COMM will not receive any of the proceeds from a sale of the shares by the selling stockholders. To the extent that the selling shareholders exercise their warrants to obtain the shares they may sell pursuant to this prospectus, ACE*COMM will receive cash proceeds equal to the exercise price of the warrants. The selling stockholders, however, are responsible for their own brokerage commissions and similar expenses.
     ACE*COMM common stock is listed on the Nasdaq Small-Cap Market under the symbol “ACEC.” On November 11, 2005, the closing price of ACE*COMM common stock on the Nasdaq Small-Cap Market was $2.76 per share.

Investing in ACE*COMM common stock involves risks.
Please read “Risk Factors” beginning on page 4 before purchasing the common stock.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November    , 2005.

PROSPECTUS SUMMARY
The Offering
     The offering relates to the offer and sale of ACE*COMM common stock by the selling shareholders identified in this prospectus. The selling shareholders and the specified number of shares that they each may re-sell through this prospectus are listed on page 8.
     Pursuant to a Securities Purchase Agreement, dated as of March 31, 2005, ACE*COMM issued to the selling shareholders an aggregate of 1,000,000 shares of ACE*COMM common stock and “A Warrants” to purchase an aggregate of 500,000 shares of ACE*COMM common stock, over a five-year period, at an exercise price of $3.53. On November 11, 2005, in a renegotiation of the March 2005 private placement discussed below, ACE*COMM issued the same selling shareholders new warrants to purchase an aggregate 1,900,000 shares of ACE*COMM common stock, over a six-month period from the effective date of registration, at an exercise price of $2.50. As part of the renegotiation, certain prior warrants at exercise prices of $2.50 and $3.53 (over six-month and five-year periods, respectively), were canceled. The closing price of ACE*COMM common stock on November 14, 2005 was $2.76.
     The shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and/or sale of the shares.
The Company
     ACE*COMM provides an interoperable suite of telecommunications Network Business Integration products and services that help telecommunications carriers and large enterprises exercise greater and more immediate control over the operations of their networks. These products and services include the analytical tools required for customers to extract information from operating networks - information they can use for revenue assurance, to reduce costs, to accelerate time-to-market for new services, and to provide more effective customer care.
     Our core expertise is built around our knowledge of complex and evolving telecommunications networks and protocols, ranging from the legacy circuit-switched networks to the latest IP and next-generation networks. We provide the products and solutions that make these networks and the businesses they support work together seamlessly. We make network businesses more manageable and assist our customers in capturing, distributing and distilling the vast amounts of data that race through and across their networks into actionable knowledge. Our customers use this knowledge to better understand their customers, to monitor the performance of their networks, to be more efficient in their data transmission, to inform their decision-making and to expedite delivery of new subscriber services.
     Our suite of products and services include the following historical and newly acquired capabilities for advanced operations support systems (OSS), the delivery of value-added services for next generation technologies and network business intelligence:
•	Advanced OSS. We offer convergent and flexible mediation, rating, provisioning, telemanagement, and switch adjunct solutions for Tier 1 operators, service providers, and large private networks.

•	Convergent Mediation™ SDP. We provide real-time subscriber services and control capabilities that are optimized for Voice-over-IP (VoIP), 3G, and IP data transmission through our Convergent Mediation™ service delivery platform or SDP. Our Convergent Mediation™ SDP supports the delivery by our customers of brand-defining and revenue-generating next generation services.

•	Network Business Intelligence. We offer a suite of integrated network business intelligence solutions, including products for revenue assurance, network asset assurance, and market visualization.
     ACE*COMM’s common stock is traded on the Nasdaq Small-Cap Market under the symbol “ACEC.”
     Our principal executive office is located at 704 Quince Orchard Road, Gaithersburg, Maryland 20878, and our telephone number is (301) 721-3000.
Recent Developments
     On March 31, 2005 we completed a private placement of 1,000,000 Units at $2.50 per Unit, resulting in aggregate gross proceeds to ACE*COMM of $2,500,000. On November 11, 2005, ACE*COMM and the selling shareholders renegotiated the terms of our March 2005 private placement.
     Pursuant to the Securities Purchase Agreement dated March 31, 2005, each “Unit” sold in the March 2005 private placement consisted of one share of ACE*COMM common stock, $0.01 par value, and an “A Warrant” to acquire 0.50 shares of ACE*COMM common stock at an exercise price of $3.53 per share, over a five-year term, together with a “B Warrant” to acquire, during a term of six months from the effective date of registration, one share of ACE*COMM common stock at an exercise price of $2.50 per share plus a “C Warrant” to acquire 0.50 shares of ACE*COMM common stock at an exercise price of $3.53 per share.
     On November 11, 2005, ACE*COMM and the selling shareholders entered into a new transaction, pursuant to which the parties agreed that each “Unit” would consist of one share of ACE*COMM common stock, an “A Warrant” to acquire 0.50 shares of ACE*COMM common stock at an exercise price of $3.53 per share and a new “B Warrant” to acquire 1.9 shares of ACE*COMM common stock at an exercise price of $2.50 per share. ACE*COMM issued the selling shareholders new B Warrants to purchase an aggregate of 1,900,000 shares of ACE*COMM common stock, over a six-month period commencing on the effective date of this registration statement, at an exercise price of $2.50. The prior “B Warrants” to purchase shares over a six-month term at $2.50 per share plus “C Warrants” to purchase shares over a five-year term at $3.53 per share were canceled. The new B Warrant does not include the right to acquire a C Warrant.
     The closing price of ACE*COMM common stock on November 14, 2005 was $2.76. The shares of ACE*COMM common stock issued in the private placement and underlying the warrants are being offered for sale for the account of the selling shareholders as described in this prospectus.

RISK FACTORS
     An investment in our common stock involves certain risks. To understand these risks and to evaluate an investment in our common stock, you should read this entire prospectus, including the following risk factors.
Because of our reliance on significant customers and large orders, any failure to obtain a sufficient number of large contracts could have a material adverse effect on our revenues for one or more periods
A significant portion of our revenue comes from large financial commitments by a small number of customers, including both telecommunications carriers and large enterprises. We expect to continue to depend on a limited number of customers in any given period for a significant portion of our revenue and, in turn, to be dependent on their continuing success and positive financial results and condition. These large customers may result from one-time competitive procurements or from repeat purchases from distributors, OEMs or other strategic partners. We may not prevail in one or more of the procurements, and our distributors may increase or suspend purchases of our products and services at any time. If we fail to continue to receive orders from such customers, or if any one or more of these customers suffers a downturn, our financial results will suffer.
Our products must be continuously updated to work with changing technology and demand for our products could be impacted by any competitors introducing more advanced technology
Our products and solutions must be compatible with and add value to our customer’s existing systems and networks, and that compatibility and value-add must be maintained as these systems and networks change over time. To maintain and improve demand for our products, we must continue to develop and introduce value-added, timely and cost-effective new products, features and services that keep pace with technological developments and emerging industry standards. Any failure to do this will limit the market into which we can sell our products and services. Further, customers are always looking for the most advanced technology available, within certain price ranges. To the extent that competitors can offer more advanced technology within a given price range our sales would be adversely affected.
Continuing market consolidation may reduce the number of potential customers for our products
The North American communications industry has experienced significant consolidation. In the future, there may be fewer potential customers requiring operations support systems and related services, increasing the level of competition in the industry. In addition, larger, consolidated communication companies have strengthened their purchasing power, which could create a decline in our pricing structure and a decrease of the margins we can realize. These larger consolidated companies are also striving to streamline their operations by combining different communications systems and the related operations support systems into one system, reducing the number of vendors needed. The continuing industry consolidation may cause us to lose more customers, which would have a material adverse effect on our business, financial condition and results of operations. Market consolidation within the UK service provider market has reduced the number of customers for our products and has begun to erode our existing customer base within this group. Failure to replace these customers will have a negative impact upon future operating results.
The adverse conditions in the telecommunications industry continue despite improvements in the economy and may continue to do so
Our business and financial results are highly dependent on the telecommunications industry and the capital spending of our customers. Over the past four or five years capital spending by telecommunication companies has been at reduced levels. Telecommunications products and services have increasingly become commodities that cannot easily be distinguished, leading to lower margins and reduced spending on costly software. The reduction of spending by companies in the telecommunication industries has caused, and may continue to cause, a significant reduction in our revenues. Although over the past fiscal year we experienced an increase in demand from certain types of customers, other areas of our business have experienced continued weakness in demand and unwillingness of customers to spend significant sums on procuring new software on OSS solutions products or services.
Unless we continue to maintain existing strategic alliances and develop new ones, our sales will suffer
Our results could suffer further if we are unable to maintain existing and develop additional strategic alliances with leading companies that provide telecommunications services or that manufacture and market network equipment. If we are not able to maintain or develop these strategic alliances, we will not be able to expand our distribution channels and provide additional exposure for our product offerings. These relationships can take significant periods of time and work to develop, and may require the development of additional products or features or the offering of support services we do not presently offer. Failure to maintain particular relationships may limit our access to certain countries or geographic areas unless we are able to enter into new relationships with companies that can offer improved access.
Many of our telecommunications customers involve credit risks for us
Many of our customers present potential credit risks, and we are dependent on a small number of major customers. The majority of our customers are in the telecommunication services industry and government sector, or are in the early stages of development when financial resources may be limited. Five customers represented 52% of our gross trade receivables balance as of September 30, 2005, and two of these customers represented 31% of our gross trade receivables balance as of September 30, 2005. Because we depend on a small number of major customers, and many of our customers present potential credit risks for different reasons, our results of operations could be adversely affected by non-payment or slow-payment of receivables. We have also experienced significant losses for doubtful accounts. For a more detailed discussion of doubtful accounts please read the section labeled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Allowance for Bad Debts.” Several of our international customers have negotiated extended payment terms.
We are increasingly subject to the risks and costs of international sales, and failure to manage these risks would have an adverse effect on us
A substantial portion of our revenues are derived from international sales and are therefore subject to the risks of conducting business overseas, including the general economic conditions in each country, the overlap of different tax structures, the difficulty in managing resources in various countries, changes in regulatory requirements, compliance with a variety of foreign laws and regulations, foreign currency translations and longer payment cycles. We derived approximately 78% and 68% of our total revenue from customers outside of the United States for the three months ended September 30, 2005 and 2004, respectively. To the extent that we have increased our international revenue sources over the last three years, the impact of the risks related to international sales could have an increasing larger effect on our financial condition as a whole.
Failure to manage risks of potential acquisitions would have an adverse effect on us
We are currently integrating new versions of the Intasys product and we are beginning the integration of 2helix products into our product line. This poses technological and other risks and may increase our expenses. We intend to continue to investigate and pursue potential business combinations as one of the ways of growing our business during a difficult period. However, acquisitions must be conducted very carefully or there can be adverse consequences. In particular, failure to identify risks of potential acquisition targets, such as possible loss of major customers, or inability to correctly evaluate costs of combining business or technologies could cost us significant resources, dilution to our stockholders or loss of valuable time. Recent acquisitions have included expenses associated with in process research and development and require us to absorb the cost of completion of ongoing product development. Failure to complete product development on time and within projected cost estimates would have an adverse affect on operating results and potentially decrease the value of the acquisition. Acquisitions may require additional financing and the additional financing may not be available or may not be available on terms acceptable to us.
Failure to estimate accurately the resources necessary to complete fixed-price contracts would have an adverse effect on our bottom line
Our failure to accurately estimate the resources required for a project or a failure to complete contractual obligations in a manner consistent with the projected plan may result in lower than expected project margins or project losses, which would negatively impact operating results. Our sales are formalized in agreements that may include customization of the underlying software and services. These agreements require projections related to allocation of employees and other resources. Additionally, we may fix the price of an arrangement before the final requirements are finalized. On occasion, we have and may be required in the future to commit unanticipated additional resources to complete projects, and the estimated fixed price may not include this unanticipated increase of resources. If our original projections are not met, project losses may occur that would have a negative impact on our operating results.
Inability to forecast revenue accurately may result in costs that are out of line with revenues, leading either to additional losses or downsizing that may not have been necessary
We may not be able to accurately forecast the timing of our revenue recognition due to the difficulty of anticipating compliance with the accounting requirements for revenue recognition and to the fact that we historically have generated a disproportionate amount of our operating revenues toward the end of each quarter. Our operating results historically have varied from fiscal period to fiscal period. Accordingly, our financial results in any particular fiscal period are not necessarily indicative of results for future periods.

FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS
     We have made forward-looking statements in this document, and in documents that we incorporate by reference. These kinds of statements are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of our operations. Words such as believes, expects, anticipates or similar expressions, indicate forward-looking statements.
     You should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect our future financial results and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include the factors in the section entitled “Risk Factors” on page 4 and other risk factors as may be detailed from time to time in ACE*COMM’s public announcements and filings with the Securities and Exchange Commission.
     The forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.
ABOUT THIS PROSPECTUS
     We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.
USE OF PROCEEDS
     ACE*COMM will not receive any of the proceeds from sales of shares by the selling stockholders. However, to the extent that the selling shareholders exercise their warrants to obtain the shares they may sell pursuant to this prospectus, ACE*COMM will receive cash proceeds equal to the exercise price of the warrants. The costs and expenses incurred in connection with the registration under the Securities Act of the offered shares will be paid by ACE*COMM. The selling stockholders will pay any brokerage fees and commissions and share transfer and other taxes attributable to the sale of the offered shares.

SELLING STOCKHOLDERS
     This prospectus relates to the offering and sale, from time to time, of up to 3,400,000 shares of ACE*COMM Common Stock currently held by or issuable in the future to the stockholders names in the table below.
     On March 31, 2005, ACE*COMM issued to the selling shareholders named below 1,000,000 shares of ACE*COMM common stock at a price of $2.50 per share for an aggregate initial gross proceeds of $2.5 million. ACE*COMM also granted to the selling shareholders warrants to purchase 500,000 shares of ACE*COMM common stock over a five year period at an exercise price of $3.53 a share. In connection with the November 2005 re-negotiation of the private placement, ACE*COMM granted to the selling stockholders warrants to purchase 1,900,000 shares of ACE*COMM common stock over a six-month period at an exercise price of $2.50 a share.
     ACE*COMM has no agreements with the selling stockholders with respect to the manner or timing of sales of their ACE*COMM stock. Since the selling stockholders may sell all, some or none of their shares, ACE*COMM cannot estimate the number of shares that will be sold by the selling stockholders or that will be owned by the selling stockholders upon completion of the offering. On November 3, 2005, the selling stockholders collectively beneficially owned 17.37% of the outstanding shares of ACE*COMM (including the two sets of warrants).

	Shares Beneficially Owned			Shares Beneficially
	Prior to Offering		Number of	Owned After the
Name of Selling Stockholder	Number	Percent (2)	Shares Offered	Offering (1)

Bluegrass Growth Fund, LP (3)	170,000	1.04%	170,000	0

Bluegrass Growth Fund, Ltd. (4)	170,000	1.04%	170,000	0

Nite Capital LP (4)	408,000	2.46%	408,000	0

DKR SoundShore Oasis Holding Fund Ltd. (6)	340,000	2.06%	340,000	0

Enable Growth Partners LP (7)	408,000	2.46%	408,000	0

Omicron Master Trust (8)	340,000	2.06%	340,000	0

Smithfield Fiduciary LLC (9)	340,000	2.06%	340,000	0

Harborview Master Fund LP (10)	272,000	1.65%	272,000	0

Iroquois Capital LP (11)	952,000	5.56%	952,000	0

TOTAL:	3,400,000	17.37%	3,400,000	0

*	Less than one (1%) percent.
(1)	Assumes the sale of all shares offered in this prospectus and no other purchases or sales of ACE*COMM common stock.

(2)	Applicable percentage of ownership is based on 16,174,728 shares of ACE*COMM common stock outstanding on November 3, 2005.

(3)	The number of shares being offered includes 25,000 shares of ACE*COMM common stock issuable upon exercise of the A Warrants and 95,000 shares of ACE*COMM common stock issuable upon exercise of the B Warrants. Brian Shatz has voting and investment control over the securities held by Bluegrass Growth Fund, LP.

(4)	The number of shares being offered includes 25,000 shares of ACE*COMM common stock issuable upon exercise of the A Warrants and 95,000 shares of ACE*COMM common stock issuable upon exercise of the B Warrants. Brian Shatz has voting and investment control over the securities held by Bluegrass Growth Fund, Ltd.

(5)	The number of shares being offered includes 60,000 shares of ACE*COMM common stock issuable upon exercise of the A Warrants and 228,000 shares of ACE*COMM common stock issuable upon exercise of the B Warrants. Keith Goodman, a manager of the general partner of Nite Capital LP, exercises voting and investment control over the securities owned by Nite Capital LP. Mr. Goodman disclaims beneficial ownership of these securities.

(6)	The number of shares being offered includes 50,000 shares of ACE*COMM common stock issuable upon exercise of the A Warrants and 190,000 shares of ACE*COMM common stock issuable upon exercise of the B Warrants. DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”) is a master fund in a master-feeder structure. The Fund’s investment manager is DKR Oasis Management Company LP (the “Investment Manager”). Pursuant to an investment management agreement among the Fund, the feeder funds and the Investment Manager, the Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares.

(7)	The number of shares being offered includes 60,000 shares of ACE*COMM common stock issuable upon exercise of the A Warrants and 228,000 shares of ACE*COMM common stock issuable upon exercise of the B Warrants.

(8)	The number of shares being offered includes 50,000 shares of ACE*COMM common stock issuable upon exercise of the A Warrants and 190,000 shares of ACE*COMM common stock issuable upon exercise of the B Warrants. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager of Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”). Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Limited (“Winchester”) serves as trustee of Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of these securities. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron and, as of March 7, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of the ACE*COMM common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of ACE*COMM common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of ACE*COMM common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Act of 1934, or of any other person named in this prospectus as a selling shareholder. No person or “group” (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(9)	The number of shares being offered includes 50,000 shares of ACE*COMM common stock issuable upon exercise of the A Warrants and 190,000 shares of ACE*COMM common stock issuable upon exercise of the B Warrants. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment control over the securities held by Smithfield. Glenn Durbin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Durbin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.

(10)	The number of shares being offered includes 40,000 shares of ACE*COMM common stock issuable upon exercise of the A Warrants and 152,000 shares of ACE*COMM common stock issuable upon exercise of the B Warrants. Harborview Advisors, LLC is the general partner of Harborview Master fund LP and consequently has voting control and investment control over the securities held by Harborview Master Fund LP. Richard Roseblum and David Stefansky are the managers of Harborview Advisors. Each of the Advisors, Rosenblum and Stefansky disclaims beneficial ownership of the securities held by Harborview Master Fund LP.

(11)	The number of shares being offered includes 140,000 shares of ACE*COMM common stock issuable upon exercise of the A Warrants and 952,000 shares of ACE*COMM common stock issuable upon exercise of the B Warrants. Joshua Silverman, a principal of Iroquois Capital LP, exercises voting and investment control over the securities owned by Iroquois Capital LP. Mr. Silverman disclaims beneficial ownership of these securities.

PLAN OF DISTRIBUTION
     The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.
     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.
     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.
     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file many of our documents electronically with the SEC, and you may access those documents over the Internet. The SEC maintains a “web site” that contains reports, proxy and information statements and other information regarding issuers that file electronically at “http://www.sec.gov.”
     ACE*COMM’s common stock is traded on the Nasdaq Small-Cap Market under the symbol “ACEC.”
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows ACE*COMM to “incorporate by reference” information into this prospectus. That means that ACE*COMM can disclose important information to you by referring you to another document filed separately with the SEC. The information that ACE*COMM incorporates by reference is considered a part of this prospectus, except for any information superseded by information presented in this prospectus. This prospectus incorporates important business and financial information about us and our subsidiaries that is not included in or delivered with this prospectus. This prospectus incorporates by reference the documents listed below that ACE*COMM has filed with the SEC:
•	Annual Report on Form 10-K for year ended June 30, 2005, as amended.
•	Quarterly Report on Form 10-Q for quarter ended September 30, 2005.
•	Current Reports on Form 8-K filed with the SEC on October 27, 2005 and October 31, 2005.
•	For a description of ACE*COMM common stock, please see ACE*COMM’s Registration Statement on Form S-1, SEC File No. 333-25439.
     These documents are available without charge to you if you call or write to Loretta Rivers, ACE*COMM Corporation, 704 Quince Orchard Road, Gaithersburg, Maryland 20878, telephone number (301) 721-3000.
     All reports and other documents filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of the registration statement and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. ACE*COMM has not authorized anyone to provide you with information that is different, and, if given or made, such information must be not be relied upon as having been authorized by us. Neither the delivery of this prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date on the front of this prospectus. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation.
LEGAL MATTERS
     Hogan & Hartson L.L.P., Washington, D.C., has passed upon the validity of the common stock offered pursuant to this prospectus.
EXPERTS
     Grant Thornton LLP, independent registered public accountants, have audited our consolidated financial statements and schedule as of June 30, 2005 and for each of the two years in the period then ended included in our Annual Report on Form 10-K for the year ended June 30, 2005, as set forth in their report, which is incorporated by reference in this prospectus and registration statement. Our financial statements and schedule are incorporated by reference in this prospectus and registration statement. Our financial statements and schedule are incorporated by reference in reliance on Grant Thornton LLP’s report, given on their authority as experts in accounting and auditing.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by ACE*COMM or the selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the offered shares, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of ACE*COMM since the date hereof.

3,400,000 Shares
ACE*COMM
CORPORATION
Common Stock

PROSPECTUS

November    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the estimated fees and expenses payable by ACE*COMM in connection with the issuance and distribution of the securities being registered:

Registration Fee	$868.63
Printing and Duplicating Expenses	$5,000.00
Legal Fees and Expenses	$10,000.00
Blue Sky Fees	$2,500.00
Accounting Fees and Expenses	$12,000.00
Miscellaneous	1,000.00

Total	$31,368.63
Item 15. Indemnification of Directors and Officers.
     Under Section 2-418 of the Maryland General Corporation Law (“MGCL”), unless limited by the articles of incorporation, a corporation may indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the MGCL requires corporations, as a condition to advancing expenses, to obtain (i) a written affirmation by the director or officer of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized by the MGCL and the corporation’s charter and by-laws has been met, and (ii) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.
     Indemnity is mandatory if a director or an officer has been successful on the merits or otherwise in the defense of any proceeding arising from his or her service as a director unless such indemnification is not otherwise permitted as described in the following sentence. In addition to the foregoing, a court of appropriate jurisdiction may, under certain circumstances, order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding sentence or has been adjudged liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or the officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.
     Maryland law also provides that, where indemnification is permissible, it must be authorized (a) by a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceeding (or if such a quorum cannot be obtained, the determination may be made by a majority vote of a committee of the board which consists solely of two or more directors who are not parties to the proceeding and who were designated to act by a majority of the full board of directors),

(b) by special legal counsel selected by the board of directors or by a committee of the board of directors (or if the requisite quorum of the board of directors cannot be obtained and the committee cannot be established, a majority of the full board of directors, including directors who are parties, may select the special counsel), or (c) by a vote of the stockholders other than those stockholders who are directors and a party to the proceedings.
     The ACE*COMM articles of incorporation limit the monetary liability of both officers and directors to the maximum extent permissible under Maryland law.

Item 16. Exhibits
     The following Exhibits are filed herewith or incorporated herein by reference:

Exhibit
No.	Description

2.1	Securities Purchase Agreement, dated as of March 31, 2005, by and among ACE*COMM Corporation and the purchasers named therein. (1)

2.2	Amendment to Securities Purchase Agreement, dated November 11, 2005.

4.1	Form of Specimen of Common Stock Certificate. (2)

4.2	Form of New Warrant B.

5	Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.

23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).

23.2	Consent of Grant Thornton LLP.

24	Power of Attorney (included on signature page).

(1)	Incorporated by reference to the Current Report on Form 8-K filed on March 31, 2005.

(2)	Incorporated by reference to ACE*COMM’s Registration Statement on Form S-1, File No. 333-25439.
Item 17. Undertakings.
(a)	ACE*COMM hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	ACE*COMM hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of ACE*COMM’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	ACE*COMM hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(g)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	ACE*COMM hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering to such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Gaithersburg, Maryland, on November 16, 2005.

ACE*COMM CORPORATION
(Registrant)

By:	/s/ George T. Jimenez
George T. Jimenez
Chairman, Chief Executive Officer, President and
Treasurer
POWER OF ATTORNEY
     Each individual whose signature appears below hereby constitutes and appoints George T. Jimenez and Steven R. Delmar, and each and either of them, such individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign a registration statement on Form S-3 with the U.S. Securities and Exchange Commission (the “SEC”), or any registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, including, without limitation, any and all amendments thereto, and to file the same with the SEC, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or any substitute therefor, may lawfully do or cause to be done by virtue hereof. This Power of Attorney is valid as of its execution, until its withdrawal.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 16th of November 2005.

/s/ George T. Jimenez
George T. Jimenez	Chairman, Chief Executive Officer, President, Treasurer (Principal Executive Officer) and Director

/s/ Steven R. Delmar
Steven R. Delmar	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Paul G. Casner, Jr.
Paul G. Casner, Jr.	Director

/s/ Gilbert A. Wetzel
Gilbert A. Wetzel	Director

/s/ Harry M. Linowes
Harry M. Linowes	Director

/s/ J. William Grimes
J. William Grimes	Director

/s/ Matthew J. Stover
Matthew J. Stover	Director

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Securities Purchase Agreement, dated as of March 31, 2005, by and among ACE*COMM Corporation and the purchasers named therein. (1)

2.2	Amendment to Securities Purchase Agreement, dated November 11, 2005.

4.1	Form of Specimen of Common Stock Certificate. (2)

4.2	Form of New Warrant B.

5	Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.

23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).

23.2	Consent of Grant Thornton LLP.

24	Power of Attorney (included on signature page).

(1)	Incorporated by reference to the Current Report on Form 8-K filed on March 31, 2005.

(2)	Incorporated by reference to the ACE*COMM’s Registration Statement on Form S-1, File No. 333-25439.